Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors Hasbro, Inc.:
We consent to the use of our reports dated February 27, 2020 with respect to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 29, 2019 and December 30, 2018, and the related consolidated statements of operations, comprehensive earnings, cash flows, and shareholders’ equity and redeemable noncontrolling interests for each of the years in the three-year period ended December 29, 2019, and the related notes and financial statement schedule II - Valuation and Qualifying Accounts (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 29, 2019, which reports appear in the December 29, 2019 annual report on Form 10-K of Hasbro, Inc. incorporated by reference herein.
Our report with respect to the consolidated financial statements refers to a change in the method of accounting for leases as of December 31, 2018 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842) and Accounting Standards Update 2018-11, Leases (Topic 842): Targeted Improvements.
/s/ KPMG LLP
Providence, Rhode Island
July 30, 2020